Exhibit 99.1

FOR IMMEDIATE RELEASE

Cohn Robbins Holdings Corp. Announces Pricing of

Upsized $720 Million Initial Public Offering

WILMINGTON, DE, September 8, 2020 — Cohn Robbins Holdings Corp. (the “Company”) announced today that it priced its initial public offering of 72,000,000 units at $10.00 per unit. The units will be listed on the New York Stock Exchange (the “NYSE”) and trade under the ticker symbol “CRHC.U” beginning September 9, 2020. Each unit consists of one Class A ordinary share and one-third of one redeemable warrant. Each whole warrant entitles the holder thereof to purchase one Class A ordinary share at a price of $11.50 per share. Only whole warrants are exercisable. Once the securities comprising the units begin separate trading, the Class A ordinary shares and redeemable warrants are expected to be listed on the NYSE under the symbols “CRHC” and “CRHC WS,” respectively.

The Company is a blank check company formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses.

Credit Suisse is acting as sole book-running manager. The Company has granted the underwriter a 45-day option to purchase up to an additional 10,350,000 units at the initial public offering price to cover over-allotments, if any.

The offering is being made only by means of a prospectus. When available, copies of the prospectus may be obtained from Credit Suisse, Attn: Prospectus Department, 6933 Louis Stephens Drive, Morrisville, NC 27560, Telephone: 1-800-221-1037, Email: usa.prospectus@credit-suisse.com.

Registration statements relating to the securities became effective on September 8, 2020. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

The offering is expected to close on September 11, 2020, subject to customary closing conditions.

Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the proposed initial public offering. No assurance can be given that the offering will be completed on the terms described, or at all. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s preliminary prospectus for the Company’s offering filed with the U.S. Securities and Exchange Commission (the “SEC”). Copies of these documents are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Investor Contact:

Adam Weiner, Arrowpath Advisors

212-596-7700

contact@arrowpath.com

Source: Cohn Robbins Holdings Corp.